Exhibit 10.1

SECOND AMENDMENT TO SUB‑SUBLEASE

THIS SECOND AMENDMENT TO SUB‑SUBLEASE (this “Second Amendment”) is made and entered into effective as of May 26, 2020 (the “Effective Date”), by and between VERILY LIFE SCIENCES LLC, a Delaware limited liability company (“Sub‑Sublandlord”), and CORTEXYME, INC., a Delaware corporation (“Sub‑Subtenant”).

R E C I T A L S :

A.Sub‑Sublandlord and Sub‑Subtenant are parties to that certain Sub‑Sublease dated as of June 18, 2018 (the “Original Sub‑Sublease”), as amended by that certain Amendment 1 to Sub‑Sublease dated as of April 2, 2020 (the “First Amendment”), pursuant to which Sub‑Sublandlord is currently sub‑subleasing to Sub‑Subtenant, and Sub‑Subtenant is currently sub‑subleasing from Sub‑Sublandlord, certain space (the “Existing Sub‑Subleased Premises”) containing approximately 3,464 rentable square feet located on the third (3rd) floor of that certain building addressed as 259 East Grand Avenue in South San Francisco, California (the “Building”). The Original Sub‑Sublease, as amended by the First Amendment is referred to herein as the “Sub‑Sublease.”

B.Sub‑Sublandlord and Sub‑Subtenant now desire to amend the Sub‑Sublease:  (i) to expand the Existing Sub‑Subleased Premises to include that certain space (the “Expansion Space”) commonly known as Suite C334 containing approximately 1,447 rentable square feet located on the third (3rd) floor of the Building, as depicted on Exhibit A attached hereto; and (ii) to modify various terms and provisions of the Lease, all as hereinafter provided.

A G R E E M E N T :

NOW THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Capitalized Terms.  All capitalized terms when used herein shall have the same meanings given to such terms in the Sub‑Sublease unless expressly superseded by the terms of this Second Amendment.

2.Expansion Space.

2.1Addition of Expansion Space.  Commencing on the Expansion Commencement Date (as defined below), the Existing Sub‑Subleased Premises shall be expanded to include the Expansion Space, which Expansion Space shall be sub‑subleased on the same terms and conditions set forth in the Sub‑Sublease, as hereby amended.  From and after the Expansion Commencement Date, the Existing Sub‑Subleased Premises and the Expansion Space shall be collectively referred to as the “Sub‑Subleased Premises” and shall contain a total of approximately 4,911 rentable square feet.

4137-2446-0582.2

2.2Expansion Space Term.  The lease term for the Expansion Space (the “Expansion Term”) shall commence on June 1, 2020 (the “Expansion Commencement Date”) and shall expire coterminously with the lease term for the Existing Sub‑Subleased Premises on the Expiration Date.

3.Monthly Base Rent.  Starting as of the Expansion Commencement Date and continuing until the Expiration Date, Sub‑Subtenant shall pay installments of monthly Base Rent to Sub‑Sublandlord for the Expansion Space (the “Expansion Space Base Rent”) as set forth in the following schedule:

Period During Sub‑Sublease Term	Monthly Base Rent

June 1, 2020 – May 31, 2021	$12,826.00
June 1, 2021 – July 15, 2021	$13,118.00

4.Sub‑Subtenant’s Share.  For avoidance of doubt, Sub‑Subtenant shall not be obligated to pay Sub‑Subtenant’s Share of the charges for “Operating Expenses,” as defined in Section 5 of the Master Lease Agreement, and “Taxes,” as defined in Section 9 of the Master Lease Agreement, with respect to the Expansion Space, except as otherwise set forth in the Sub‑Sublease, as hereby amended.

5.Condition of Premises.  Sub‑Subtenant (a) shall continue to accept and occupy the Existing Sub‑Subleased Premises and the Building, in their current “AS IS” condition as of the Effective Date, and (b) shall accept the Expansion Space broom clean and free and clear of trash and debris, and free and clear of Sub‑Sublandlord’s personal property, except for any items of furniture or other personal property listed on Exhibit B attached hereto and made a part hereof, and otherwise in its then current “AS‑IS” condition, in each instance, without any agreements, representations, understandings or obligations on the part of Sub‑Sublandlord to perform or pay for any alterations, repairs or improvements to the Existing Sub‑Subleased Premises or the Expansion Space, except as otherwise expressly set forth in the Sub‑Sublease, as hereby amended.

6.Alterations.  Sub‑Subtenant, shall have the right, at its sole cost and expense, to:  (i) construct offices (the “Sub‑Sublease Offices”) in the Sub‑Subleased Premises, upon thirty (30) days prior written notice to Sub‑Sublandlord, and (ii) remove the demising wall (the “Demising Wall”) located between the Existing Sub‑Subleased Premises and the Expansion Space. Notwithstanding anything contained in the Sub‑Sublease, as hereby amended, to the contrary, on or prior to the expiration or early termination of the Expansion Term, Sub‑Subtenant shall, at its sole cost and expense, rebuild the Demising Wall to its condition existing as of the date hereof, using standard building finishes and materials; provided, however, at Sub‑Sublandlord’s election, Sub‑Subtenant, in lieu of rebuilding the Demising Wall, shall pay to Sub‑Sublandlord an amount equal to the estimated costs (both hard and soft) to reconstruct the Demising Wall, as reasonably determined by Sub‑Sublandlord. Sub‑Subtenant’s construction of the Sub‑Sublease Offices and its removal and rebuilding of the Demising Wall shall each be in accordance with the provisions of Sections 5 and 8 of the Sub‑Sublease, including, without limitation, subject to receipt of Master Landlord and/or Sublandlord’s consent, as applicable.

7.California Civil Code Section 1938 Statement.  For purposes of Section 1938(a) of the California Civil Code, Sub‑Sublandlord hereby discloses to Sub‑Subtenant, and Sub‑Subtenant hereby acknowledges, that the Expansion Space have not undergone inspection by a Certified Access Specialist (CASp) to the actual knowledge of Sub‑Sublandlord.  In addition, the following notice is hereby provided as required by Section 1938(e) of the California Civil Code:  “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction‑related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction‑related accessibility standards within the premises.”  In furtherance of and in connection with such notice:  (i) Sub‑Subtenant, having read such notice and understanding Sub‑Subtenant’s right to request and obtain a CASp inspection and with advice of counsel, hereby elects not to obtain such CASp inspection and forever waives its rights to obtain a CASp inspection with respect to the Expansion Space, the Existing Sub‑Subleased Premises, the Building and/or the Project to the extent permitted by applicable laws now or hereafter in effect; and (ii) if the waiver set forth in clause (i) hereinabove is not enforceable pursuant to applicable laws now or hereafter in effect, then Sub‑Sublandlord and Sub‑Subtenant hereby agree as follows (which constitute the mutual agreement of the parties as to the matters described in the last sentence of the foregoing notice):  (A) Sub‑Subtenant shall have, subject to the prior written approval of the Master Landlord, the one‑time right to request for and obtain a CASp inspection, which request must be made, if at all, in a written notice delivered by Sub‑Subtenant to Sub‑Sublandlord within thirty (30) days after the Effective Date; (B) any CASp inspection timely requested by Sub‑Subtenant and approved by the Master Landlord shall be conducted (1) between the hours of 9:00 a.m. and 5:00 p.m. on any business day, (2) only after ten (10) days’ prior written notice to Sub‑Sublandlord of the date of such CASp inspection, (3) in a professional manner by a CASp designated by Sub‑Sublandlord and without any testing that would damage the Expansion Space, the Existing Sub‑Subleased Premises, the Building or the Project in any way, (4) in accordance with all of the provisions of the this Sub‑Sublease and the Master Lease applicable to Sub‑Subtenant contracts for construction, and (5) at Sub‑Subtenant’s sole cost and expense, including, without limitation, Sub‑Subtenant’s payment of the fee for such CASp inspection, the fee for any reports and/or certificates prepared by the CASp in connection with such CASp inspection (collectively, the “CASp Reports”) and all other costs and expenses in connection therewith; (C) Sub‑Sublandlord (and the Master Landlord, at its request) shall be an express third party beneficiary of Sub‑Subtenant’s contract with the CASp, and any CASp Reports shall be addressed to both Sub‑Sublandlord and Sub‑Subtenant (and to the Master Landlord, at its request); (D) Sub‑Subtenant shall deliver a copy of any CASp Reports to Sub‑Sublandlord within two (2) business days after Sub‑Subtenant’s receipt thereof; (E) any information generated by the CASp inspection and/or contained in the CASp Reports shall not be disclosed by Sub‑Subtenant to anyone other than (I) contractors, subcontractors, attorneys and/or consultants of Sub‑Subtenant, in each instance who have a need to know such information and who agree in writing not to further disclose such information, or (II) any governmental entity, agency or other person, in each instance to whom disclosure is required by law or by regulatory or judicial process; (F) Sub‑Subtenant, at its sole cost and expense, shall be responsible for making any improvements, alterations, modifications and/or repairs to or within the Sub‑Subleased Premises to correct violations of construction‑related accessibility standards, including, without limitation, any violations disclosed by such CASp inspection; and (G) if such CASp inspection identifies any improvements, alterations, modifications and/or repairs necessary to correct violations of construction‑related accessibility standards relating to those items of the Building and/or the Project located outside the Sub‑Subleased Premises then, at the Master Landlord’s election, either Sub‑Subtenant or the Master Landlord shall perform such improvements, alterations, modifications and/or repairs as and to the extent required by applicable laws to correct such violations, in either instance at Sub‑Subtenant’s sole cost and expense.

8.Brokers.  Sub‑Sublandlord and Sub‑Subtenant each hereby represents and warrants to the other that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Second Amendment, and that it knows of no real estate broker or agent who is entitled to a commission in connection with this Second Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any breach of the foregoing representation and warranty by the indemnifying party in connection with this Second Amendment.

9.Authority.  Sub‑Subtenant represents and warrants to Sub‑Sublandlord that (i) the person or persons executing this Second Amendment for Sub‑Subtenant are fully authorized to so act and no other action is required to bind Sub‑Subtenant to this Second Amendment; and (ii) Sub‑Subtenant has the right and power to execute and deliver this Second Amendment and to perform its obligations hereunder, subject only to the consent of Master Landlord and Sublandlord.

10.Counterparts.  This Second Amendment may be executed in any number of counterparts, which may be delivered electronically, via facsimile or by other means.  Each party may rely upon signatures delivered electronically or via facsimile as if such signatures were originals.  Each counterpart of this Second Amendment shall be deemed to be an original, and all such counterparts (including those delivered electronically or via facsimile), when taken together, shall be deemed to constitute one and the same instrument.

11.No Further Modification.  Except as set forth in this Second Amendment, all of the terms and provisions of the Sub‑Sublease are hereby ratified and confirmed and shall remain unmodified and in full force and effect.  In the event of any conflict between the terms and conditions of the Sub‑Sublease and the terms and conditions of this Second Amendment, the terms and conditions of this Second Amendment shall prevail.

[SIGNATURES CONTAINED ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have caused this Second Amendment to be duly executed by their duly authorized representatives as of the date first above written.

“SUB‑SUBLANDLORD”		“SUB‑SUBTENANT”

VERILY LIFE SCIENCES LLC,		CORTEXYME, INC.,
a Delaware limited liability company		a Delaware corporation

By:	/s/ Andrew Conrad	By:	/s/ Casey Lynch
Name:	Andrew Conrad	Name:	Casey Lynch
Title:	CEO	Title:	CEO

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